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                                                                                             Exhibit 11
                                                                                             ----------

               APAC CUSTOMER SERVICES, INC. AND SUBSIDIARIES
              STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                (UNAUDITED)



                                           THIRTEEN (13) WEEKS ENDED            THIRTY-NINE (39) WEEKS ENDED
                                         ------------------------------         ------------------------------
                                         OCTOBER 3,       SEPTEMBER 27,         OCTOBER 3,      SEPTEMBER 27,
                                            1999              1998*                1999             1998*

                                                         (000's omitted, except per share data)


Basic shares:
   Average shares outstanding             48,973             48,505               48,946           48,773

   Income (loss):
      Continuing operations               $1,929             $3,613               $2,873           $6,008
      Discontinued operations                  0               (190)                   0           (1,256)
                                         -------            -------              -------          -------
      Net income                          $1,929             $3,423               $2,873           $4,752
                                         =======            =======              =======          =======

   Income (loss) per share:
      Continuing operations                $0.04              $0.07                $0.06            $0.12
      Discontinued operations               0.00              (0.00)                0.00            (0.02)
                                         -------            -------              -------          -------
      Net income                           $0.04              $0.07                $0.06            $0.10
                                         =======            =======              =======          =======

Diluted shares:
   Average shares outstanding             48,973             48,505               48,946           48,773
   Net effect of dilutive stock
      options-based upon the
      treasury stock method using
      quarter-end market price               599              1,451                  252              817
                                         -------            -------              -------          -------
        Total shares                      49,572             49,956               49,198           49,590
                                         =======            =======              =======          =======

   Income (loss):
      Continuing operations               $1,929             $3,613               $2,873           $6,008
      Discontinued operations                  0               (190)                   0           (1,256)
                                         -------            -------              -------          -------
      Net income                          $1,929             $3,423               $2,873           $4,752
                                         =======            =======              =======          =======

   Income (loss) per share:
      Continuing operations                $0.04              $0.07                $0.06            $0.12
      Discontinued operations               0.00              (0.00)                0.00            (0.02)
                                         -------            -------              -------          -------
      Net income                           $0.04              $0.07                $0.06            $0.10
                                         =======            =======              =======          =======

*Reclassified to conform to current year's classifications.

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